                                                                 EXECUTION COPY
                                                                 --------------


                     GREENWICH TECHNOLOGY PARTNERS, INC.,


                         NAVIGATOR TECHNOLOGIES, INC.

                                      and

                                MICHAEL WARESK


                             AGREEMENT AND PLAN OF

                           MERGER AND REORGANIZATION


                          Dated as of April 12, 2000

                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER.....................................................................1

1.1      The Merger........................................................................1
1.2      Effects of the Merger.............................................................1
1.3      Closing...........................................................................1
1.4      Approval by the Stockholder of Navigator..........................................2
1.5      Approval by the Stockholders of Parent............................................2

ARTICLE II.  CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES..........................2

2.1      Conversion of Shares of Navigator Common Stock....................................2
2.2      Escrow............................................................................3
2.3      Delivery of Evidence of Ownership.................................................3
2.4      No Further Ownership Rights in Navigator Common Stock.............................3
2.5      Purchase Price Adjustment.........................................................3

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF NAVIGATOR AND THE STOCKHOLDER..............3

3.1      Organization, Standing and Power; No Subsidiaries.................................4
3.2      Capital Structure.................................................................4
3.3      Authority.........................................................................5
3.4      Compliance with Laws and Other Instruments; Non-Contravention.....................5
3.5      Technology and Intellectual Property Rights.......................................6
3.6      Financial Statements; Business Information........................................8
3.7      Taxes.............................................................................8
3.8      Absence of Certain Changes and Events............................................10
3.9      Leases in Effect.................................................................12
3.10     Personal Property; Real Estate...................................................12
3.11     Litigation and Other Proceedings.................................................12
3.12     No Defaults......................................................................12
3.13     Contracts........................................................................12
3.14     Reductions.......................................................................13
3.15     Insurance........................................................................13
3.16     Employees........................................................................13
3.17     Employee Benefit Plans...........................................................14
3.18     Certain Agreements...............................................................14
3.19     Brokers and Finders..............................................................15
3.20     Environmental Matters............................................................15
3.21     Year 2000........................................................................15
3.22     Disclosure.......................................................................15

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER............................16

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT......................................17

5.1      Organization and Qualification...................................................17
5.2      Organization and Qualification...................................................17
5.3      Authority Relative to this Agreement.............................................18
5.4      Non-Contravention................................................................18
5.5      Financial Statements.............................................................18
5.6      Validity of Parent Merger Shares.................................................19
5.7      Consents and Approvals of Governmental Authorities...............................19

ARTICLE VI.  ADDITIONAL AGREEMENTS........................................................19


6.1      Shareholder Agreement............................................................19
6.2      Legal Conditions to the Merger...................................................19
6.3      Expenses.........................................................................19
6.4      Additional Agreements............................................................20
6.5      Public Announcements.............................................................20
6.6      Confidentiality..................................................................20
6.7      Tax Matters......................................................................20
6.8      Escrow Agreement.................................................................20
6.9      Cash Bonus.......................................................................20
6.10     Employment Agreement.............................................................21

ARTICLE VII.  CONDITIONS PRECEDENT........................................................21

7.1      Conditions to Each Party's Obligation to Effect the Merger.......................21
7.2      Conditions of Obligation of Parent...............................................22
7.3      Conditions of Obligation of Navigator and Stockholder............................23

ARTICLE VIII.  INDEMNIFICATION............................................................24

8.1      Indemnification Relating to Agreement............................................24
8.2      Third Party Claims...............................................................25
8.3      Escrow Agreement.................................................................25
8.4      Binding Effect...................................................................25
8.5      Time Limit.......................................................................25

ARTICLE IX.  MISCELLANEOUS................................................................26

9.1      Entire Agreement.................................................................26
9.2      Governing Law; Consent to Jurisdiction...........................................26
9.3      Notices..........................................................................26
9.4      Severability.....................................................................27
9.5      Counterparts.....................................................................27
9.6      Amendment........................................................................27
9.7      Interpretation...................................................................27
9.8      Transfer, Sales, Documentary, Stamp and Other Similar Taxes......................27

EXHIBITS

EXHIBIT 1.1    --    Merger Documents
EXHIBIT 2.2    --    Escrow Agreement
EXHIBIT 6.1    --    Shareholder Agreement
EXHIBIT 6.9    --    Net Book Value Calculation
EXHIBIT 6.10   --    Employment Agreement

                                     -ii-

                                                                     Exhibit 2.3

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


     AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of April 12, 2000 (this "Agreement"), by and among Greenwich Technology Partners, Inc., a Delaware
       ---------
corporation ("Parent"), Navigator Technologies, Inc., a New Jersey corporation
              ------
("Navigator"), and Michael Waresk, the sole stockholder of Navigator (the
  ---------
"Stockholder").
 -----------

   Intending to be legally bound, and in consideration of the mutual representations, warranties, covenants and agreements contained herein, Parent, Navigator and the Stockholder agree as follows:


                                   ARTICLE I

                                  THE MERGER


     1.1  The Merger.  Subject to the terms and conditions hereof, and in
          ----------
accordance with the Delaware General Corporation Law (the "DGCL") and the New
                                                           ----
Jersey Business Corporation Act (the "NJL"), Navigator will be merged with and
                                      ---
into Parent (the "Merger"). A Certificate of Merger and any other required
                  ------
documents (collectively, the "Merger Documents"), substantially in the form
                              ----------------
attached as Exhibit 1.1, will be duly prepared, executed and acknowledged by
            -----------
Navigator and Parent and thereafter delivered to the Secretary of State of Delaware and the Department of Treasury of New Jersey for filing in accordance with the DGCL and the NJL contemporaneously with the Closing (as defined in
Section 1.3).  The Merger will become effective at such time as the Merger
-----------
Documents have been filed with the Secretary of State of Delaware (the "Effective Time"). Following the Merger, Parent will continue as the surviving
 --------------
corporation of the Merger (the "Surviving Corporation") under the laws of the
                                ---------------------
State of Delaware, and the separate corporate existence of Navigator will cease.

     1.2  Effects of the Merger. At and after the Effective Time, (i) the Merger
          ---------------------
will have all of the effects as provided in this Agreement and by the Certificate of Merger and applicable law, (ii) the bylaws of Parent will be the bylaws of the Surviving Corporation, (iii) the directors of Parent will be the directors of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation, (iv) the officers of Parent will be the officers of the Surviving Corporation, to hold office in accordance with the bylaws of the Surviving Corporation and (v) the issued and outstanding certificates for the capital stock of Navigator will be cancelled.

     1.3  Closing.  The closing of the transactions contemplated by this
          -------
Agreement (the "Closing") will take place as soon as practicable (the "Closing
                -------                                                -------
Date"), at the offices of Testa, Hurwitz & Thibeault, LLP in Boston,
----
Massachusetts, unless another date or place is agreed to in writing by Parent and Navigator. Concurrently with the Closing the parties hereto will cause the Merger to be consummated by the filing of the Merger Documents with the Secretary of State of Delaware and the Department of Treasury of New Jersey. The Closing will be deemed to have concluded at the Effective Time.

     1.4  Approval by the Stockholder of Navigator.  Navigator will take all
          ----------------------------------------
action necessary in accordance with applicable law, its Charter Documents (as defined below) and any agreements to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by the sole stockholder of Navigator by means of a unanimous written consent of stockholders in accordance with applicable law, or if it is unable to obtain such written consent, by a duly convened meeting of stockholders. Navigator will use its best efforts to obtain such stockholder approval.

     1.5  Approval by the Stockholders of Parent.  Parent will take all action
          --------------------------------------
necessary in accordance with applicable law, its certificate of incorporation and by-laws, each as currently in effect, and any agreement to which it is a party to solicit the approval of this Agreement, the Merger and all of the transactions contemplated hereby by the stockholders of Parent by means of a written consent of stockholders in accordance with the DGCL, or, if it is unable to obtain such written consent, by a duly convened meeting of stockholders. Parent will use its reasonable best efforts to obtain such stockholder approval.


                                  ARTICLE II

             CONVERSION AND EXCHANGE OF SHARES; DISSENTING SHARES


     2.1  Conversion of Shares of Navigator Common Stock.
          ----------------------------------------------

          (a)  Subject, without limitation, to the provisions of Section 2.3
                                                                 -----------
hereof, at the Effective Time, all of the shares of common stock, no par value, of Navigator ("Navigator Common Stock") issued and outstanding immediately prior
               ----------------------
to the Effective Time will be automatically canceled in the Merger without payment of any consideration therefor, and will automatically, by virtue of the Merger and without any action on the part of the holder thereof, be converted into shares of common stock, $0.01 par value per share, of Parent ("Parent
                                                                    ------
Common Stock") in accordance with this Section 2.1, and cash as set forth
------------                           -----------
herein. Shares of Navigator Common Stock that are actually issued and outstanding immediately prior to the Effective Time are sometimes referred to herein as the "Outstanding Navigator Shares." Other than 500 shares of
               ----------------------------
Navigator Common Stock, as of the date hereof, there are no shares of Navigator capital stock outstanding, including preferred stock or any security convertible into Navigator Common Stock. The Stockholder is the sole stockholder of Navigator and no other person owns, or has the right to receive any capital stock of Navigator.

          (b) The aggregate consideration to be issued in exchange for the acquisition of all Outstanding Navigator Shares is 500,000 shares of Parent Common Stock (the "Parent Merger Shares") and $596,702 in cash (the "Cash
                   --------------------                              ----
Portion of the Purchase Price").  The Parent Merger Shares and the Cash Portion
-----------------------------
of the Purchase Price are referred to collectively as the "Parent Merger
                                                           -------------
Consideration".  The Cash Portion of the Purchase Price is subject to a later
-------------
adjustment as set forth in Section 2.5 below.
                           -----------

     2.2  Escrow.  250,000 of the Parent Merger Shares (the "Escrow Fund") will
          ------                                             -----------
be deposited and held in escrow in accordance with the Escrow Agreement attached as Exhibit 2.2 (the "Escrow
   -----------       ------

Agreement") as the first source, but not the sole source, of indemnification
---------
payments that may become due to Parent pursuant to Article VIII.

     2.3  Delivery of Evidence of Ownership.  At the Closing, the Stockholder
          ---------------------------------
will deliver to Parent a certificate or other documentation representing all Outstanding Navigator Shares with duly executed counterparts of this Agreement, the Escrow Agreement and the Shareholder's Agreement (as defined below) and such other duly executed documentation as may be reasonably required by Parent to effect a transfer of such shares, and upon such surrender and at the Effective Time Stockholder will be entitled to receive from Parent or its transfer agent certificates registered in the name of such holder representing the applicable number of Parent Merger Shares, and the cash (which will be paid by check or wire transfer), to which such holder is entitled pursuant to the provisions of this Agreement, with a portion of such shares and cash to be deposited in escrow pursuant to the Escrow Agreement, as provided in Section 2.2.
                                                 -----------

     2.4  No Further Ownership Rights in Navigator Common Stock.  The Merger
          -----------------------------------------------------
and its approval by the Stockholder and the execution of this Agreement will be deemed, at the Effective Time, to constitute full satisfaction and termination of all rights and agreements pertaining to Navigator Common Stock pursuant to the DGCL, NJL, by contract or otherwise. After the Effective Time, there will be no transfers on the stock transfer books of Navigator of Navigator Common Stock. Until surrendered to Parent, each certificate for Navigator Common Stock will, after the Effective Time, represent only the right to receive shares of Parent Common Stock and the right to receive Parent Merger Consideration pursuant to this Agreement.

     2.5  Purchase Price Adjustment.  Upon the production of the Final Net Book
          -------------------------
Value in the manner as set forth below in Section 6.9, Stockholder shall pay to
                                          -----------
Parent, in cash, the positive difference, if any, between the Estimated Net Book Value and the Final Net Book Value (as defined in Section 6.9).
                                                  -----------


                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF NAVIGATOR
                              AND THE STOCKHOLDER


     Except as set forth in the disclosure schedule of Navigator dated as of the date hereof and delivered herewith to Parent (the "Navigator Disclosure
                                                   --------------------
Schedule") which identifies the section and subsection to which each disclosure
--------
therein relates, and whether or not the Navigator Disclosure Schedule is referred to in a specific section or subsection, Navigator and the Stockholder jointly and severally represent and warrant to Parent as follows:

     3.1  Organization, Standing and Power; No Subsidiaries.
          -------------------------------------------------

          (a) Navigator is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition (as hereinafter defined) of Navigator.

          (b)  As used in this Agreement, "Business Condition" with respect to
                                           ------------------
any Person (as defined below) means the business, financial condition, results of operations or assets of such Person including its Subsidiaries taken as a whole. In this Agreement, a "Subsidiary" of any Person means an entity of which
                              ----------
such Person directly or indirectly owns or controls a majority of the equity interests or voting securities or other interests that are sufficient to elect a majority of the Board of Directors or other managers of such entity. In this Agreement, "Person" means any natural person, corporation, partnership, limited
            ------
liability company, joint venture or other entity.

          (c) Navigator has no Subsidiaries. Navigator has delivered to Parent complete and correct copies of the articles or certificate of incorporation, bylaws and/or other primary charter and organizational documents ("Charter
                                                                   -------
Documents") of Navigator, in each case, as amended to the date hereof.
---------

          (d) Navigator has never owned, nor does it currently own, directly or indirectly, any capital stock or other equity securities of any entity.

     3.2  Capital Structure.
          -----------------

          (a) The authorized capital stock of Navigator consists of 10,000 shares of Navigator Common Stock, of which 500 shares are issued and outstanding as of the date of this Agreement. The Stockholder is the sole holder of all outstanding Navigator Common Stock. There are no options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Navigator is a party or by which Navigator may be bound obligating Navigator to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Navigator, or obligating Navigator to grant, extend, or enter into any such option, warrant, call, conversion right, conversion payment, commitment, agreement, contract, understanding, restriction, arrangement or right.

          (b) All outstanding shares of Navigator Common Stock are validly issued, fully paid, nonassessable and not subject to any preemptive rights or to any agreement to which Navigator is a party or by which Navigator may be bound. Navigator does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which (i) have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of shares of Navigator Common Stock on any matter ("Navigator Voting Debt") or (ii) are or
                                       ---------------------
will become entitled to receive any payment as a result of the execution of this Agreement or the completion of the transactions contemplated hereby.

     3.3  Authority.  The execution, delivery and performance of this
          ---------
Agreement and all other agreements contemplated hereby by Navigator have been duly authorized by all necessary action of the Board of Directors of Navigator and have been duly authorized by all necessary action of the stockholders of Navigator. Certified copies of the resolutions adopted by the Board of Directors of Navigator and the Stockholder approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Parent prior to the Closing. Navigator has duly and validly executed and delivered this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Navigator in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally.

     3.4  Compliance with Laws and Other Instruments; Non-Contravention.
          -------------------------------------------------------------
Navigator holds, and at all times has held, all licenses, permits and authorizations from all Governmental Entities (as defined below) necessary for the lawful conduct of its business pursuant to all applicable statutes, laws, ordinances, rules and regulations of all such Governmental Entities having jurisdiction over it or any part of its operations. There are no violations or claimed violations known by Navigator or the Stockholder of any such license, permit or authorization or any such statute, law, ordinance, rule or regulation. Assuming the receipt of all Consents (as defined below), neither the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Navigator and the Stockholder, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise, conflict with, result in a breach of, or constitute a default under, the Charter Documents of Navigator or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, or any contract, agreement or commitment to which Navigator is a party, or under which Navigator is obligated, or by which Navigator or any of the rights, properties or assets of Navigator are subject or bound; result in the creation of any lien upon, or otherwise adversely affect, any of the rights, properties or assets of Navigator; terminate, amend or modify, or give any party the right to terminate, amend, modify, abandon or refuse to perform or comply with, any contract, agreement or commitment to which Navigator is a party, or under which Navigator is obligated, or by which Navigator or any of the rights, properties or assets of Navigator are subject or bound; or accelerate, postpone or modify, or give any party the right to accelerate, postpone or modify, the time within which, or the terms and conditions under which, any liabilities, duties or obligations are to be satisfied or performed, or any rights or benefits are to be received, under any contract, agreement or commitment to which Navigator is a party, or under which Navigator may be obligated, or by which Navigator or any of the rights, properties or assets of Navigator are subject or bound. Section 3.4 of the
                                                         ------------------
Navigator Disclosure Schedule sets forth each agreement, contract or other
-----------------------------
instrument binding upon Navigator requiring a notice or consent (by its terms or as a result of any conflict or other contravention required to be disclosed in the Navigator Disclosure Schedule pursuant to the preceding provisions of this
Section 3.4) as a result of the execution, delivery or performance of this
-----------
Agreement and all other agreements contemplated hereby by Navigator and the Stockholder or the consummation of the Merger or any other transaction described herein (each such notice or consent, a "Consent"). No consent, approval, order,
                                        -------
or authorization of or registration, declaration, or filing with or exemption (also a "Consent") by, any court, administrative agency or commission or other
         -------
governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity") is required by or with respect to Navigator in connection
 -------------------
with the execution, delivery or performance of this Agreement and all other agreements contemplated hereby by Navigator and the Stockholder or the consummation of the Merger or any other transaction described herein, except for the filing by Navigator and Parent of the appropriate Merger Documents with the Secretary of State of Delaware and the Department of Treasury of New Jersey.

     3.5  Technology and Intellectual Property Rights.
          -------------------------------------------

          (a)  For the purposes of this Agreement, "Navigator Intellectual
                                                    ----------------------
Property" consists of the following intellectual property:
--------

          (i) all patents, trademarks, trade names, service marks, trade dress, copyrights and any renewal rights therefor, mask works, schematics, software, firmware, technology, manufacturing processes, supplier lists, customer lists, trade secrets, know-how, moral rights and applications and registrations for any of the foregoing;

          (ii) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein;

          (iii) all other tangible or intangible proprietary information and materials; and

          (iv) all license and other rights in any third party product or any third party intellectual property described in (i) through (iii) above;

that are owned or held by or on behalf of Navigator or that are being, and/or have been, used, or are currently under development for use, in the business of Navigator as it has been, is currently or is currently planned to be conducted; provided, however, that Navigator Intellectual Property will not include any commercially available third party software or related intellectual property.

          (b)   Section 3.5 of the Navigator Disclosure Schedule lists: (i) all
                ------------------------------------------------
patents, copyright registrations, mask works, registered trademarks, registered service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in Navigator Intellectual Property and owned by or on behalf of Navigator; (ii) all hardware products and tools, software products and tools and services that are currently published, offered, or under development by Navigator; and (iii) all licenses, sublicenses and other agreements to which Navigator is a party and pursuant to which Navigator or any other person is authorized to use any Navigator Intellectual Property or exercise any other right with regard thereto. The disclosures described in (iii) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

          (c) Navigator Intellectual Property consists solely of items and rights that are either: (i) owned solely by Navigator; (ii) in the public domain; or (iii) rightfully used and authorized for use by Navigator and its successors pursuant to a valid license. All Navigator Intellectual Property that consists of license or other rights to third party property is separately set forth in Section 3.5 of the Navigator Disclosure Schedule. Navigator has
             ------------------------------------------------
all rights in Navigator Intellectual Property necessary to carry out Navigator's current, former and planned future activities, including without limitation rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign and sell Navigator Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses.

          (d) Navigator is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of Navigator's obligations hereunder or the consummation of the Merger, will Navigator be, in violation of any license, sublicense or other agreement relating to any Navigator Intellectual Property to which Navigator is a party or otherwise bound. Navigator is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Navigator or Parent, as successor to Navigator, in Navigator Intellectual Property.

          (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Navigator Intellectual Property, by Navigator does not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any Person. No claims (i) challenging the validity, effectiveness, or ownership by Navigator of any Navigator Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Navigator Intellectual Property by Navigator infringes or will infringe on any intellectual property or other proprietary or personal right of any Person have been asserted to Navigator or, to the knowledge of Navigator (as defined below), are threatened by any Person nor are there any valid grounds for any bona fide claim of any such kind. There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any Navigator Intellectual Property, other than review of pending applications for patent, and Navigator is not aware of any information indicating that such proceedings are threatened or contemplated by any Governmental Entity or any other Person. All granted or issued patents and mask works and all registered trademarks and copyright registrations owned by Navigator are valid, enforceable and subsisting. To the knowledge of Navigator and the Stockholder, there is no unauthorized use, infringement or misappropriation of any Navigator Intellectual Property by any third party, employee or former employee.

          (f)  Section 3.5 of the Navigator Disclosure Schedule separately lists
               ------------------------------------------------
all parties who have created any portion of, or otherwise have any rights in or to, Navigator Intellectual Property. Navigator has secured from all parties who have created any portion of, or otherwise have any rights in or to, Navigator Intellectual Property valid and enforceable written assignments of any such work or other rights to Navigator and has provided true and complete copies of such assignments to Parent.

          (g) Navigator has obtained written agreements from all employees and from third parties with whom Navigator, to its and Stockholder's knowledge, has shared confidential proprietary information (i) of Navigator or (ii) received from others that Navigator is obligated to treat as confidential and to obtain the written agreement of employees and others to keep confidential, that agreements require such employees and third parties to keep such information confidential in accordance with the terms thereof. Navigator has made available copies of such written agreements, as executed, to Parent.

     3.6  Financial Statements; Business Information.
          ------------------------------------------

          (a) Navigator has delivered to Parent compilation statements of assets, liabilities and stockholders equity, prepared on the income tax basis of accounting, as of December 31, 1999 (the "Unaudited Balance Sheet"), December 31, 1998 and December 31,1997, and the related statements of revenues, expenses and retained earnings, prepared on an income tax basis of accounting, for the years then ended (collectively the "Financial Statements"). The Financial
                                    --------------------
Statements: (i) are in accordance with the books and records of Navigator; (ii) present accurately, in all material respects, the financial position of Navigator as of the date indicated; and (iii) have been prepared in accordance with standards for accounting and review services issued by the American Institute of Certified Public

Accountants. As of December 31, 1999, there were no liabilities, claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise, whether due or to become due, that are not shown or provided for on the Unaudited Balance Sheet or on Section 3.6(a) of the Navigator Disclosure
                                  ------------------------------------------
Schedule, and, since December 31, 1999, Navigator has incurred no liabilities,
--------
claims or obligations of any nature, whether accrued, absolute, contingent, anticipated or otherwise other than in the ordinary course except for liabilities (i) shown on Section 3.6(a) of the Navigator Disclosure Schedule or
                         ---------------------------------------------------
(ii) incurred by Navigator in connection with the preparation and execution of this Agreement and the consummation of the transactions contemplated herein.

          (b) The accounts, notes and other receivables of Navigator on the Closing Date are reflected in Exhibit 6.9. All of the accounts, notes and other
                              -----------
receivables which are reflected in Exhibit 6.9 were acquired in the ordinary
                                   -----------
course of business; and, all of the accounts, notes and other receivables which are reflected therein have been collected in full, or are good and collectible no later than October 15, 2000. No accounts, notes or other receivables are contingent upon the performance by Navigator of any obligation or contract. No Person has any lien on any of such receivables and no agreement for deduction or discount has been made with respect thereto.

     3.7  Taxes.
          -----

          (a)  The term "Taxes" as used herein means all federal, state,
                         -----
local, foreign net income, alternative or add-on minimum tax, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit taxes, customs, duties and other taxes, governmental fees and other like assessments and charges of any kind whatsoever, together with all interest, penalties, additions to tax and additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.
                                    ---
The term "Tax Returns" as used herein means all returns, declarations, reports,
          -----------
claims for refund, information statements and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof, and the term "Tax Return" means any one of the foregoing Tax Returns.
                       ----------
     "Tax Authority" means any Governmental Entity responsible for the
      -------------
imposition of any Tax.

          (b) Navigator has timely filed all Tax Returns required to be filed and has paid all Taxes owed (whether or not shown as due on such Tax Returns), including, without limitation, all Taxes which Navigator is obligated to withhold for amounts paid or owing to employees, creditors and third parties. All Tax Returns filed by Navigator were complete and correct in all material respects, and such Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status and other matters of Navigator and any other information required to be shown thereon. None of the Tax Returns filed by Navigator or Taxes payable by Navigator have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Tax Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the knowledge of Navigator, threatened. Navigator is not currently the beneficiary of any extension of time within which to file any Tax Return, and Navigator has not waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting Navigator, as of the date hereof, are set forth in the Unaudited Balance Sheet or in Section 3.7(b) of the Navigator
                                               -------------------------------

Disclosure Schedule. None of the Tax Returns filed by Navigator contain a
-------------------
disclosure statement under former Section 6661 of the Internal Revenue Code of 1986, as amended (the "Code") or Section 6662 of the Code (or any similar
                       ----
provision of state, local or foreign Tax law). Navigator is not a party to any Tax sharing agreement or similar arrangement. Navigator has never been a member of a group filing a consolidated federal income Tax Return (other than a group the common parent of which was Navigator), and Navigator does not have any liability for the Taxes of any Person (other than Navigator) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), as a transferee or successor, by contract, or otherwise.

          (c) Navigator is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. Navigator has not agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax law) by reason of a change in accounting method or otherwise, and Navigator will not be required to make any such adjustment as a result of the transactions contemplated by this Agreement. None of the shares of outstanding capital stock of Navigator are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code. Navigator is not, and has not been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. No claim has ever been made by a Tax Authority in a jurisdiction where Navigator does not file Tax Returns that it is or may be subject to Tax in that jurisdiction. No portion of the Parent Merger Consideration is subject to the Tax withholding provisions of
Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. Navigator does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. Navigator has no net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated pursuant to this Agreement).

          (d) There are no liens for Taxes upon the assets of Navigator. Navigator does not have any liability for unpaid Taxes, whether asserted, contingent or otherwise, for any period from its inception through the Closing Date. Navigator is not a party to any joint venture, partnership, limited liability company or other arrangement or contract which could be treated as a partnership for federal income Tax purposes. Navigator will not incur any Taxes in connection with the transactions contemplated by this Agreement.

          (e) Navigator has never filed a consent pursuant to Section 341(f) of the Code, relating to collapsible corporations. Navigator and its stockholders made (i) a valid election for Navigator to be treated as an "S corporation", as that term is defined in Section 1361(a) of the Code, for federal income Tax purposes and (ii) a similar valid election under the laws of New Jersey or any other applicable Governmental Entity, and all of such elections will be in effect at the Effective Time. Section 3.7 of the Navigator Disclosure Schedule
                               ------------------------------------------------
lists each such election and a true copy of each such election is attached thereto; there are no grounds for the revocation of any such election and no such election will be revoked retroactively or otherwise except at the Effective Time by reason of the Merger. Navigator has been an S corporation at all times, and for all Tax purposes, since its inception through the date hereof. Neither Navigator nor any of its stockholders has taken any action that would cause, or would result in, the termination of the S corporation status of Navigator, other than pursuant to this Agreement.

          (f) Navigator's shareholders have timely filed all Tax Returns with respect to Taxes required to be paid attributable to items of income, gain, deductions, losses and credits of Navigator, and have timely paid all such Taxes (whether or not shown on such Tax Returns). There has not been any audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Tax Authority of any Tax Return filed by a stockholder of Navigator with respect to, or which may relate to, items of income, gain, deduction, loss or credit of Navigator; and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment of any stockholder of Navigator is in progress and such stockholders have not been notified by any Tax Authority that any such audit is contemplated or pending.

     3.8  Absence of Certain Changes and Events.  From December 31, 1999,
          -------------------------------------
there has not been:

          (a) Any transaction entered into by Navigator other than in the ordinary course of business; any change (or any development or combination of developments of which Navigator has knowledge which is reasonably likely to result in such a change) in Navigator's Business Condition; or, without limiting the foregoing, any loss of or damage to any of the properties of Navigator due to fire or other casualty or other loss, whether or not insured;

          (b) Any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Navigator, or any repurchase, redemption, retirement or other acquisition by Navigator of any
(i) outstanding shares of capital stock, (ii) rights, warrants or options to acquire shares of capital stock, or (iii) other securities of, or other equity or ownership interests in, Navigator;

          (c) Any discharge or satisfaction of any lien or payment or satisfaction of any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) other than in the ordinary course of business;

          (d) Any change in the Charter Documents of Navigator or any amendment of any term of any outstanding security of Navigator;

          (e) Any incurrence, assumption or guarantee by Navigator of any indebtedness for borrowed money;

          (f) Any creation or assumption by Navigator of any lien on any asset;

          (g) Any making of any loan, advance or capital contributions to, or investment in, any Person;

          (h) Any sale, lease, pledge, transfer or other disposition of any material capital asset;

          (i) Any transaction or commitment made, or any contract or agreement entered into, by Navigator relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by Navigator of any contract or other right;

          (j) Any (A) grant of any severance or termination pay to any director, officer or employee of Navigator, (B) entering into of any employment, severance, management, consulting, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Navigator, (C) change in benefits payable under existing severance or termination pay policies or employment, severance, management, consulting or other similar agreements, (D) change in compensation, bonus or other benefits payable to directors, officers or employees of Navigator or (E) change in the payment or accrual policy with respect to any of the foregoing;

          (k) Any labor dispute or any activity or proceeding by a labor union or representative thereof to organize any employees of Navigator, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to any employees of Navigator;

          (l) Any notes or accounts receivable or portions thereof written off by Navigator as uncollectible;

          (m) Any issuance or sale of any stock, bonds, phantom stock interest or other securities of which Navigator is the issuer, or the grant, issuance or change of any stock options, warrants, or other rights to purchase securities of Navigator or phantom stock interest in Navigator;

          (n)  Any cancellation of any debts or claims of Navigator;

          (o) Any sale, assignment or transfer of any Navigator Intellectual Property or other similar assets, including licenses therefor;

          (p) Any capital expenditures, or commitment to make any capital expenditures, for additions to property, plant or equipment;

          (q) Any agreement undertaking or commitment to do any of the foregoing; or

          (r) Any (A) adoption or change in a material election in respect of Taxes, (B) change in an accounting method in respect of Taxes, (C) closing agreement in respect of Taxes, (D) settlement of a claim or assessment in respect of Taxes, or (E) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes.

     3.9  Leases in Effect.  All real property leases and subleases as to
          ----------------
which Navigator is a party and any amendments or modifications thereof are listed in Section 3.9 of the Navigator Disclosure Schedule (each a "Lease" and
          ------------------------------------------------          -----
collectively, the "Leases"), are valid, in full force and effect and
                   ------
enforceable, and there are no existing defaults on the part of Navigator, and Navigator has not received or given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default on the part of Navigator thereunder.

     3.10 Personal Property; Real Estate.  Navigator has good and marketable
          ------------------------------
title, free and clear of all title defects and liens to all inventory, receivables, furniture, machinery, equipment and other personal property, tangible or otherwise, reflected on the Unaudited Balance Sheet or used in
Navigator's business.   Section 3.10 of the Navigator Disclosure Schedule lists
                        -------------------------------------------------
(i) all computer
equipment and (ii) all other personal property, in each case having a depreciated book value of $5,000 or more, which are used by Navigator in the conduct of its business, and all such equipment and property, in the aggregate, is in good operating condition and repair, reasonable wear and tear excepted. There is no asset used or required by Navigator in the conduct of its business as presently operated which is not either owned by it or licensed or leased to it.

     3.11 Litigation and Other Proceedings.  There is no action, suit, claim,
          --------------------------------
investigation or proceeding (or any basis therefor known to Navigator or the Stockholder) pending against or, to the knowledge of Navigator and the Stockholder, threatened against Navigator or its properties and assets before any court or arbitrator or any Governmental Entity. Navigator is not subject to any order, writ, judgment, decree or injunction.

     3.12 No Defaults.  Navigator is not, nor has Navigator received notice
          -----------
that it would be with the passage of time, in default or violation of any term, condition, or provision of (i) the Charter Documents; (ii) any judgment, decree, or order applicable to Navigator; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, or other instrument to which Navigator is now a party or by which it or any of its properties or assets may be bound.

     3.13 Contracts.  Navigator is not a party to or subject to:
          ---------

          (a) Any union contract, or any employment contract or arrangement (other than "at-will" employment arrangements) providing for future compensation or severance, written or oral, with any officer, consultant, director, or employee;

          (b) Any plan, contract or arrangement, written or oral, providing for bonuses, pensions, deferred compensation, retirement payments, profit-sharing or the like;

          (c) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of profits;

          (d) Any OEM agreement, reseller or distribution agreement, integration, volume purchase agreement, corporate end user sales or service agreement, reproduction or replication agreement or manufacturing agreement;

          (e)  Any lease for real property and any lease for personal property;

          (f) Any instrument evidencing or related in any way to indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise;

          (g) Any license agreement, either as licensor or licensee (excluding nonexclusive hardware and software licenses granted to distributors or end-users and commercially available in-licensed software applications);

          (h) Any contract or agreement containing covenants purporting to limit Navigator's freedom to compete in any line of business in any geographic area; or

          (i) Any material contract or agreement, not elsewhere specifically disclosed pursuant to this Agreement.

     All contracts, arrangements, plans, agreements, leases, licenses, franchises, permits, indentures, authorizations, instruments and other commitments which are listed in Section 3.13 of the Navigator Disclosure
                                ----------------------------------------
Schedule are valid and in full force and effect and Navigator has not, nor, to
--------
the knowledge of Navigator and the Stockholder, has any other party thereto, breached any material provisions of, or entered into default in any material respect under the terms thereof.

     3.14 Reductions.  To Navigator's and Stockholder's knowledge, none of
          ----------
the parties to any of the contracts identified in Section 3.13 of the Navigator
                                                  -----------------------------
Disclosure Schedule have terminated, or, to the knowledge of Navigator and the
-------------------
Stockholder, in any way expressed to Navigator or the Stockholder an intent to reduce or terminate the amount of its business with Navigator in the future.

     3.15 Insurance.  Section 3.15 of the Navigator Disclosure Schedule
          ----------  -------------------------------------------------
contains a complete and correct list of all contracts of insurance or indemnity of Navigator in force at the date of this Agreement. All premiums and other payments due from Navigator with respect to any such contracts of insurance or indemnity have been paid, and neither Navigator nor the Stockholder knows of any fact, act, or failure to act which has or might cause any such contract to be canceled or terminated. All known claims for insurance or indemnity have been presented.

     3.16 Employees.  Section 3.16 of the Navigator Disclosure Schedule sets
          ---------   -------------------------------------------------
forth a list of (a) the names, titles, salaries and all other compensation of all salaried Navigator employees and (b) the wage rates for non-salaried Navigator employees. No employee has stated to Navigator or the Stockholder that such employee intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within six months after the Closing Date. Navigator is not and never has been engaged in any dispute or litigation with an employee or former employee regarding matters pertaining to intellectual property or assignment of inventions. To its knowledge, Navigator has complied in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations and requirements relating to the employment of labor.

     3.17 Employee Benefit Plans.  Each Plan (as defined below) covering
          ----------------------
active, former or retired employees of Navigator is listed in Section 3.17 of
                                                              ---------------
the Navigator Disclosure Schedule.  "Plan" means any employee benefit plan as
---------------------------------    ----
defined in ERISA (as defined below) and any employment, severance or similar contract, arrangement or policy and each plan or arrangement providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, phantom stock, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits. Navigator has made available to Parent a copy of each Plan, and where applicable, any related trust agreement, annuity, or insurance contract. All annual reports (Form 5500) required to be filed with the Internal Revenue Service have been properly filed on a timely basis, and Navigator has provided copies of the three most recently filed Forms 5500 for each applicable Plan. Any Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or Section 412 of the Code.
                                          -----
No "prohibited transaction," as defined in

ERISA Section 406 or Code Section4975 has occurred with respect to any Plan, unless such a transaction was exempt from such rules. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or anticipated claims against or otherwise involving any of the Plans and no suit, action, or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All contributions, reserves, or premium payments to the Plan, accrued to the date hereof have been made or provided for. Neither Navigator nor any entity which is considered one employer with Navigator under Section 414 of the Code or Section 4001 of ERISA has ever maintained or contributed to or incurred or expects to incur liability with respect to any Plan subject to Title IV of ERISA or any "multi-employer plan" within the meaning of Section 4001(a)(3) of ERISA. There are no restrictions on the rights of Navigator to amend or terminate any Plan without incurring any liability thereunder. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Navigator relating to, or change in employee participation or coverage under, any Plan. Neither Navigator nor any of its ERISA affiliates have any current or projected liability in respect of post-employment or post-retirement welfare benefits for retired or former employees of Navigator other than health care continuation benefits required to be provided under applicable law. No Tax under Section 4980B or 4980D of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     3.18 Certain Agreements.  Except as contemplated by this Agreement,
          ------------------
neither the execution and delivery of this Agreement and all other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby will: (i) result in any payment by Navigator (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee, or independent contractor of Navigator under any Plan, agreement, or otherwise, (ii) increase any benefits otherwise payable under any Plan or agreement or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.19 Brokers and Finders.  Neither Navigator nor the Stockholder has
          -------------------
retained any broker, finder, or investment banker in connection with this Agreement or any of the transactions contemplated by this Agreement, nor does or will Navigator owe any fee or other amount to any broker, finder, or investment banker in connection with this Agreement or the transactions contemplated by this Agreement.

     3.20 Environmental Matters. Navigator has complied with all federal,
          ---------------------
state and local laws which are intended to protect the environment and/or human health or safety (collectively, "Environmental Laws"); Navigator has not
                                 ------------------
handled, generated, used, stored, transported or disposed of any material, substance or waste which is regulated by Environmental Laws ("Hazardous
                                                              ---------
Materials"), except for reasonable amounts of ordinary office and/or office-
---------
cleaning supplies which have been used in compliance with Environmental Laws;
(iii) to the best of the knowledge of Navigator and the Stockholder, there is not now, nor has there ever been, any underground storage tank or asbestos on any real property owned, operated or leased by Navigator; (iv) Navigator has not conducted, nor is it aware of, any environmental investigations, studies, audits, tests, reviews or analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air or the presence of Hazardous Materials at any real property owned, operated or leased by Navigator; and (v) there are no "Environmental Liabilities". For purposes of this Agreement, "Environmental
                             -------------

Liabilities" are any claims, demands,or liabilities under Environmental Laws
-----------
which (i) arise out of or in any way relate to Navigator's operations or activities, or any real property at any time owned, operated or leased by Navigator, or any stockholder's use or ownership thereof, whether vested or unvested, contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

     3.21 Year 2000.  Any reprogramming required to permit the proper
          ---------
functioning, in and following the year 2000, of Navigator's computer systems and equipment containing embedded microchips used in Navigator's business, and the testing of all such systems and equipment, as so reprogrammed, has been completed. The cost to Navigator of such reprogramming and testing and the reasonably foreseeable consequences of year 2000 to Navigator (including, without limitation, reprogramming errors, products or services provided by Navigator and the failure of others' systems or equipment) will not have a material adverse effect on Navigator's Business Condition.

     3.22 Disclosure.  Neither the representations or warranties made by
          ----------
Navigator or the Stockholder in this Agreement, nor the Navigator Disclosure Schedule or any other certificate executed and delivered by Navigator or the Stockholder pursuant to this Agreement, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDER


     The Stockholder represents and warrants to Parent as follows:

          (a) The Stockholder is the lawful owner of the shares of Navigator Common Stock to be exchanged for the Parent Merger Shares pursuant to this Agreement and has good and clear title to such shares of Navigator Common Stock, free of any Lien. "Lien" means, with respect to any asset, any mortgage, lien,
                   ----
pledge, charge, security interest, restriction or encumbrance of any kind in respect of such asset.

          (b) The Stockholder has full legal right, power and authority to enter into this Agreement and to sell and deliver the shares of Navigator Common Stock owned by him in the manner provided herein. The Stockholder has duly and validly executed this Agreement and has duly and validly executed and delivered all other agreements contemplated hereby, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of the Stockholder in accordance with its terms.

          (c) Except for the filing of the Merger Documents as set forth in
Section 1.1 above, the execution, delivery and performance of this Agreement and
-----------
the other agreements contemplated hereby by the Stockholder, and the consummation of the transactions contemplated hereby or thereby, will not require, on the part of the Stockholder, any consent, approval, authorization or other order of, or any filing, with, any Governmental Entity, or under anycontract, agreement or commitment to which the Stockholder is a party or by which the Stockholder or property of the Stockholder is bound, and will not constitute a violation on the part of the Stockholder of any law, administrative regulation or ruling or court decree, or any contract, agreement or commitment, applicable to the Stockholder or property of the Stockholder.

          (d) The Stockholder has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent such that the Stockholder is capable of evaluating the merits and risks of its investment in Parent and has the capacity to protect his own interest. The Stockholder is an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act.

          (e) The Stockholder is acquiring the Parent Merger Shares for investment for the Stockholder's own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Stockholder understands that the Parent Merger Shares have not been, and will not be when issued, registered under the Securities Act of 1933, as amended (the "Securities Act") and is being issued pursuant to a specific exemption from the
 --------------
registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the representations expressed herein.

          (f) The Stockholder acknowledges that the Parent Merger Shares must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. The Stockholder is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

          (g) The Stockholder understands that no public market now exists and that a market may never exist for the Parent Merger Shares.

          (h) The Stockholder acknowledges that the certificates representing Parent Merger Shares will bear a legend substantially as follows:

             "The securities represented hereby have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred or otherwise disposed of except in accordance with the terms thereof and unless registered with the Securities and Exchange Commission of the United States and the securities regulatory authorities of certain states or unless an exemption from registration is available."

                                   ARTICLE V

                    REPRESENTATIONS AND WARRANTIES OF PARENT


     Parent represents and warrants to Navigator and the Stockholder as follows:

     5.1  Organization and Qualification.  Parent is a corporation duly
          ------------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a material adverse effect on the Business Condition of Parent.

     5.2  Capital Structure.
          -----------------

          (a) Parent's authorized capital stock consists solely of 90,000,000 shares, 54,824,782 of which have been designated common stock, par value $.01 per share (the "Common Stock"), of which 2,334,512 shares are issued and outstanding, and 35,175,218 of which have been designated preferred stock, par value $.01 per share (the "Preferred Stock"). 4,100,000 of the authorized shares of Preferred Stock are designated as "Series A Preferred Stock", all of which are issued and outstanding, 5,533,031 of the authorized shares of Preferred Stock are designated as "Series B Preferred Stock", all of which are issued and outstanding, 4,206,666 of the authorized shares of Preferred Stock are designated as "Series C Preferred Stock", all of which are issued and outstanding, 9,487,179 of the authorized shares of Preferred Stock are designated as "Series D Preferred Stock", 5,213,675 of which are issued and outstanding, and 11,848,342 of the authorized shares of Preferred Stock are designated as "Series E Preferred Stock", 10,235,188 of which are issued and outstanding. As of the date hereof, 9,150,000 of the Corporation's authorized but unissued shares of Common Stock have been reserved for issuance under the Corporation's 1997 Option Plan (the "1997 Plan"), of which options to purchase 6,032,478 shares of Common Stock are currently outstanding. A total of 35,175,218 of the Corporation's authorized but unissued shares of Common Stock have been reserved for issuance upon conversion of the authorized Series A Shares, Series B Shares, Series C Shares, Series D Shares, and Series E Shares whether or not currently issued and outstanding. A total of 4,273,504 of the Corporation's authorized but unissued Series D Shares have been reserved for issuance upon exercise of the Series D Warrants.

          (b) Except as provided above, the Corporation has no other shares of capital stock reserved for issuance, and no outstanding options or warrants related to its shares of capital stock or any outstanding securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Corporation, any shares of capital stock. There are no preemptive or other subscription rights with respect to any shares of capital stock. All of the shares of capital stock which are issued and outstanding have been duly authorized and validly issued and are fully paid and are nonassessable. All securities issued by the Corporation prior to the date of this Agreement have been issued in compliance with all applicable securities laws or pursuant to a valid exemption therefrom.

     5.3  Authority Relative to this Agreement.  The execution, delivery and
          ------------------------------------
performance of this Agreement and all other agreements contemplated hereby by Parent have been duly authorized by all necessary action of the Board ofDirectors and stockholders of Parent. Certified copies of the resolutions adopted by the Board of Directors of Parent and the stockholders of Parent approving this Agreement, all other agreements contemplated hereby and the Merger have been or will be provided to Navigator prior to the Closing. Parent has duly and validly executed and delivered this Agreement and has, or prior to Closing, will have duly and validly executed and delivered all other agreements contemplated hereby to be executed by it, and each of this Agreement and such other agreements constitutes a valid, binding and enforceable obligation of Parent in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors' rights generally.

     5.4  Non-Contravention. Assuming the accuracy of the representations and
          -----------------
warranties of Navigator and Stockholder contained in the Agreementand the other agreements contemplated hereby, neither the delivery or performance of this Agreement and all other agreements contemplated hereby by Parent, nor the consummation of the Merger or any other transaction described herein, does or will, after the giving of notice, or the lapse of time, or otherwise,conflict with, result in a breach of, or constitute a default under, the Charter Documents of Parent or any federal, foreign, state or local court or administrative order or process, statute, law, ordinance, rule or regulation, by which Parent or any of the rights, properties or assets of Parent are subject or bound.

     5.5  Parent Financial Statements.  Parent has previously furnished
          ---------------------------
to Navigator true and correct copies of its audited financial statements as of December 31, 1999 (the "Parent Financials"). The Parent Financials have been
                        -----------------
prepared in accordance with generally accepted accounting principles ("GAAP")
                                                                       ----
applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the entity or entities to which it relates as at its date or the results of operations, stockholders' equity or cash flows of such entity or entities.

     5.6  Validity of Parent Merger Shares.  The Parent Merger Shares
          --------------------------------
to be issued in the Merger will, when issued, be, validly issued, fully paid and nonassessable.

     5.7  Consents and Approvals of Governmental Authorities. Assuming
          --------------------------------------------------
the accuracy of the representations and warranties of Navigator and Stockholder contained in the Agreement and the other agreements contemplated hereby, except for (a) the requirements of state securities (or "Blue Sky") laws, (b) the filing and recording of the Merger Documents as provided by the DGCL and the NJL, (c) the filing of a Form D with the Securities and Exchange Commission, and (d) the obtaining of the consent of Parent's stockholders as required by Delaware law, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be made or obtained by Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS


     In addition to the foregoing, Parent, Navigator and the Stockholder each agree to take the following actions at or after the execution of this Agreement.

     6.1  Shareholder Agreement.  All resales of Parent Merger Shares by the
          ---------------------
Stockholder will be subject to the restrictions imposed by the shareholder's agreement (the "Shareholder Agreement'") in the form attached as Exhibit 6.1
                ---------------------                            -----------
which will be entered into by the Stockholder and Parent at the Closing.

     6.2  Legal Conditions to the Merger.  Each of Parent, Navigator and the
          ------------------------------
Stockholder will use all reasonable best efforts to take actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger. Each of Parent, Navigator and the Stockholder will use all reasonable best efforts to take all actions to obtain (and to cooperate with the other parties in obtaining) any consent required to be obtained or made by Navigator, Stockholder, or Parent in connection with the Merger, or the taking of any action contemplated thereby or by this Agreement.

     6.3  Expenses.  Whether or not the Merger is consummated, all costs and
          --------
expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, including investment banking, legal and accounting expenses, will be paid (A) in the case of Parent's costs and expenses, by Parent and (B) in the case of Navigator and the Stockholder's expenses, by the Stockholder. Navigator shall itemize any such investment banking, legal and accounting expenses of Navigator, provide Parent with a copy of such itemization at the Closing and make payment of such expenses at Closing.

     6.4  Additional Agreements.  In case at any time after the Effective Time
          ---------------------
any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of Navigator, the proper officers and directors of each corporation which is a party to this Agreement will take all such necessary action. Without limiting the foregoing, on or prior to the Closing Date, Navigator will deliver to Parent a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Parent.

     6.5  Public Announcements.  Neither Navigator nor Stockholder will
          --------------------
disseminate any press release or other announcement concerning this Agreement or the transactions contemplated herein to any third party without the prior written agreement of Parent.

     6.6  Confidentiality. Navigator and Parent have entered into a
          ---------------
Confidentiality and Nondisclosure Agreement dated March 17, 2000 concerning each party's obligations to protect the confidential information of the other party. Navigator and Parent each hereby affirm each of their obligations under such agreement.

     6.7  Tax Matters.  In the event that it is determined  by a finding or
          -----------
order in connection with any governmental or judicial audit or proceeding, including any settlement of such a proceeding to which any of the parties hereto are parties that Navigator's S Corporation election pursuant to Section 1362 of the Code was not validly in effect for any period after such election was purportedly made, then the Stockholder shall promptly remit to Parent in cash any Tax liability (including any penalties, additions to Tax or interest assessed with respect thereto) of Navigator in connection with Taxes that are imposed on Parent as a result of such invalid election. Such payment shall be made within 15 days after the date such Tax liability has been so determined, or, if an appeal is taken, within fifteen (15) days after any appeals period has expired. The obligations to remit such cash to Parent as described in this

Section 6.7 shall be treated as separate from the Stockholder's other
-----------
indemnification obligations hereunder and in addition to amounts that may be owed to Parent under the Escrow Agreement. Notwithstanding anything to the contrary contained in this Agreement or in the Escrow Agreement, the provisions of this Section 6.7 shall survive the termination of the Escrow Agreement and
        -----------
shall remain in effect as personal obligations of the Stockholder until the applicable statutes of limitations shall have expired. The procedural aspects of all such matters shall be conducted, as near as practicable, in accordance with

Section 8.2.  No Tax Return of Navigator pertaining to a period prior to the
-----------
Closing Date may be amended without prior notice to and the consent of Parent, which consent shall not be unreasonably withheld.

     6.8  Escrow Agreement.  Parent and the Stockholder will have entered into
          ----------------
the Escrow Agreement at Closing.

     6.9  Cash Bonus/Net Book Value.  Prior to Closing, Navigator shall have
          -------------------------
paid a cash bonus to the Stockholder in the amount of $858,000, subject to a reduction for applicable withholding taxes, including employment taxes. Navigator will have a net book value (the "Estimated Net Book Value")
                                           ------------------------
immediately after the Closing of not less than $996,702 as calculated in the attached Balance Sheet of Navigator attached hereto as Exhibit 6.9 (the "Net
                                                       -----------       ---
Book Value Calculation").  Navigator represents that said Exhibit 6.9 present
----------------------                                    -----------
accurately the financial position of Navigator as of the Closing Date. On or about October 15, 2000, at Parent's election and in accordance with Parent's records, Parent or Parent's accountant shall produce a revised balance sheet of Navigator as of the Closing Date, and Parent shall deliver such calculation to Stockholder for Stockholder's approval. It is understood that this revised balance sheet shall be prepared in accordance with GAAP in all respects except for the following: (i) Parent will treat as accounts receivable as the sum of the actual amounts received by Parent through October 15, 2000 from (a) the accounts listed on the Project Status List attached to Exhibit 6.9 and (b) the
                                                       -----------
"Completed" accounts listed on the A/R Aging Summary attached to Exhibit 6.9,
                                                                 -----------
and (ii) Parent will treat as a current liability (a) the actual costs of Parent incurred in connection with the accounts listed on the Project Status List attached to Exhibit 6.9, and (b) the estimated cost that Parent expects to incur
            -----------
in completing such accounts that have not been completed on October 15, 2000.
In the event that Stockholder disagrees in any respect with such calculation, Stockholder and Parent agree to attempt in good faith to resolve such disagreement. In the event that Parent and Stockholder are unable to resolve such disagreement, the parties agree to resolve such matter in accordance with the arbitration provisions of the Escrow Agreement. The revised balance sheet of Navigator as of the Closing Date as ultimately agreed to (or decided upon, as the case may be) shall be referred to herein as the "Final Net Book Value".
                                                     --------------------
Parent agrees to use commercially reasonable efforts from the Closing Date through and until October 15, 2000 to collect the accounts listed on the Project Status List attached to Exhibit 6.9 and the "Completed" accounts listed on the
                        -----------
A/R Aging Summary.

     6.10 Employment Agreement.  Parent and the Stockholder will have entered
          --------------------
into an employment agreement (the "Waresk Employment Agreement") at Closing in substantially the form annexed hereto as Exhibit 6.10.
                                         ------------


                                  ARTICLE VII

                              CONDITIONS PRECEDENT


     7.1  Conditions to Each Party's Obligation to Effect the Merger.  The
          ----------------------------------------------------------
respective obligations of each party to effect the Merger will be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Governmental Approvals.  Other than the filing of the Merger
               ----------------------
Documents with the Secretary of State of Delaware and the Department of Treasury of New Jersey, all statutory requirements and all Consents of Governmental Entities legally required for the consummation of the Merger and the transactions contemplated by this Agreement will have been filed, occurred, or been obtained.

          (b)  No Restraints.  No statute, rule or regulation, and no final and
               -------------
nonappealable order, decree or injunction will have been enacted, entered, promulgated or enforced by any court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     7.2  Conditions of Obligation of Parent.  The obligation of Parent to
          ----------------------------------
effect the Merger is subject to the satisfaction of the following conditions:

          (a)  Representations and Warranties of Navigator and Stockholder.  The
               -----------------------------------------------------------
representations and warranties of Navigator and the Stockholder set forth in this Agreement will be true and correct. Parent will have received a certificate signed by the Stockholder and by the chief executive officer of Navigator to such effect.

          (b)  Performance of Obligations of Navigator and the Stockholder.
               -----------------------------------------------------------
Navigator and the Stockholder will have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date and Parent will have received a certificate signed by the Stockholder and by the chief executive officer of Navigator to such effect.

          (c)  Employment and Noncompetition Agreements.  The individuals listed
               ----------------------------------------
on 7.2 of the Navigator Disclosure Schedule will have executed employment
   ----------------------------------------
letters and noncompetition agreements in the form previously provided by Parent to Navigator.

          (d)  Legal Action. There will not be threatened or pending any action,
               ------------
proceeding or other application before any court or GovernmentalEntity brought by any Person or Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummationof the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent or Navigator as a resultof such transactions; or (ii) seeking to prohibit or impose any limitations on Parent's ownership or operation of all or any portion of Navigator's business or assets, or to compel Parent to dispose of or hold separate all or any portion of its or Navigator's business or assets as a result of the transactions contemplated by the Agreement.

          (e) Opinion of Counsel.  Parent will have received an opinion dated as
              ------------------
of the Closing Date of Dunn Lambert, L.L.C., counsel to Navigator, in form and substance acceptable to Parent and counsel to Parent.

          (f) Consents.  Parent will have received duly executed copies of all
              --------
Consents specified in the Navigator Disclosure Schedule.

          (g) Termination of Rights and Certain Securities.  Any registration
              --------------------------------------------
rights, rights of refusal, voting rights, rights to any liquidation preference or redemption rights relating to any security of Navigator will have been terminated.

          (h) Corporate Proceedings Satisfactory.  All corporate and other
              ----------------------------------
proceedings to be taken by Navigator in connection with the transactions contemplated hereby and all documents incident thereto will be satisfactory in form and substance to Parent and its counsel, and Parent and its counsel will have received all such counterpart originals or certified or other copies of such documents as they reasonably may request.

          (i) Securities Law Compliance. Parent will be satisfied, in its sole
              -------------------------
discretion, that the approval of the Merger, this Agreement and all associated transactions by the Stockholder and the issuance of Parent Merger Shares hereunder will have been conducted in compliance with Regulation D under the Securities Act.

          (j) Stockholder Approval.  This Agreement and the Merger will have
              --------------------
been approved and adopted by the requisite vote of the stockholders of Parent, as required by the DGCL and Parent's Charter Documents.

          (k) Payment of Expenses.  Parent shall have received evidence that the
              -------------------
fees and expenses incurred by Navigator and the Stockholder in connection with this Agreement and the transactions contemplated hereby shall have been paid by the Stockholder or Navigator at Closing.

          (l) Benefit Plans.  Parent shall include Navigator's employees in
              -------------
Parent's benefit plans on the same basis and terms as Parent's employees as soon as practicable following the Effective Time, in each case to the extent permitted by the terms of such plans.

          (m) Termination of 401k Plan and Profit Sharing Plan. The Navigator
              ------------------------------------------------
Board of Directors will have passed and not rescinded resolutions satisfactory to Parent's counsel effectively terminating Navigator's 401(k) Plan and Navigator's Profit Sharing Plan immediately prior to the Closing.

          (n) Waresk Employment Agreement.  Parent will have received a duly
              ---------------------------
executed copy of the Waresk Employment Agreement.

     7.3 Conditions of Obligation of Navigator and the Stockholder. The obligation of Navigator and the Stockholder to effect the Merger is subject to the satisfaction of the following conditions:

          (a) Representations and Warranties of Parent.  The representations and
              ----------------------------------------
warranties of Parent set forth in this Agreement will be true and correct and Navigator will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

          (b) Performance of Obligations of Parent.  Parent will have performed
              ------------------------------------
all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, and Navigator will have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

          (c) Legal Action.  There will not be threatened or pending any action,
              ------------
proceeding or other application before any court or Governmental Entity brought by any Person or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages from Parent or Navigator as a result of such transactions.

          (d) Opinion of Counsel.  Parent will have received an opinion dated as
              ------------------
of the Closing Date of Testa, Hurwitz & Thibeault LLP, counsel to Parent, in form and substance acceptable to Navigator and counsel to Navigator.

          (e) Waresk Employment Agreement.  Navigator will have received a duly
              ---------------------------
executed copy of the Waresk Employment Agreement.

                                 ARTICLE VIII

                                INDEMNIFICATION


     8.1  Indemnification Relating to Agreement.  The Stockholder hereby
          -------------------------------------
agrees to defend, indemnify and hold Parent harmless from and against, and to reimburse Parent with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees) ("Indemnifiable Amounts"), of every nature whatsoever incurred
                   ---------------------
by Parent by reason of or arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Parent) that constitutes a breach, by Navigator or the Stockholder of any representation or warranty of Navigator or the Stockholder contained in this Agreement or in any certificate or other document delivered to Parent pursuant to this Agreement, (ii) the failure, partial or total, of Navigator or the Stockholder to perform any agreement or covenant required by this Agreement to be performed by it or him and (iii) any Tax liability, or asserted liability of Navigator attributable to periods (or any portion thereof) ending on or prior to the Closing; provided however that the Stockholder shall not be liable under this subsection unless the Indemnifiable Amounts exceed $10,000, and then only to the extent of such excess; provided however that any valid loss or claim in connection with the purchase price adjustment as set forth in Section 2.5 above shall be recoverable
                                          -----------
by Parent in its entirety, exclusive of such $10,000 threshold. The maximum amount for which Stockholder shall indemnify Parent pursuant to this Article
                                                                     -------
VIII shall be Five Million Dollars
----

($5,000,000); provided however that such limitation shall not apply in the case of a fraudulent or intentional misrepresentation or breach by Navigator or Stockholder. The foregoing obligations to indemnify Parent will be determined without regard to any right to indemnification to which any Person may have in his or her capacity as an officer, director, employee, agent or any other capacity of Navigator, and the Stockholder will not be entitled to any indemnification from Navigator or the Surviving Corporation for amounts paid hereunder. There will be no right of contribution or subrogation from Parent for indemnification payments made by or for the account of the Stockholder.

     Parent hereby agrees to defend, indemnify and hold Stockholder harmless from and against, and to reimburse Stockholder with respect to, any and all losses, damages, liabilities, claims, judgments, settlements, fines, costs and expenses (including reasonable attorneys' fees) ("Parent Indemnifiable
                                                  --------------------
Amounts"), of every nature whatsoever  incurred by Stockholder by reason of or
-------
arising out of or in connection with (i) any breach, or any claim (including claims by parties other than Stockholder) that constitutes a breach, by Parent of any representation or warranty of Parent contained in this Agreement or in any certificate or other document delivered to Stockholder pursuant to this Agreement, and (ii) the failure, partial or total, of Parent to perform any agreement or covenant required by this Agreement to be performed by Parent; provided however that Parent shall not be liable under this subsection unless the Parent Indemnifiable Amounts exceed $10,000, and then only to the extent of such excess. The maximum amount for which Parent shall indemnify Stockholder pursuant to this Article VIII shall be Five Million Dollars ($5,000,000);
                 ------------
provided however that such limitation shall not apply in the case of a fraudulent or intentional misrepresentation or breach by Parent.

     8.2  Third Party Claims.  With respect to any claims or demands by third
          ------------------
parties as to which Parent may seek indemnification hereunder, whenever Parent will have received a written notice that such a claim or demand has been asserted or threatened, Parent will promptly notify the Stockholder of such claim or demand and of the facts within Parent's knowledge that relate thereto within a reasonable time after receiving such written notice. The Stockholder will then have the right to defend, contest, negotiate or settle any such claim or demand through counsel of his own selection, satisfactory to Parent, and solely at the Stockholder's own cost and expense, which costs and expenses will be payable first out of the property being held pursuant to the Escrow Agreement. Notwithstanding the preceding sentence, the Stockholder will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent of Parent, which consent will not be unreasonably withheld. Without limiting Parent's rights to object for other reasons, Parent may object to a settlement or compromise (or assume the right to defend, contest, negotiate or settle any matter) which includes any provision which in its reasonable judgment may have an adverse impact on or establish an adverse precedent for the Business Condition of Parent or any of its Subsidiaries. If the Stockholder gives notice to Parent within twenty (20) calendar days after Parent has notified the Stockholder that any such claim or demand has been made in writing, that the Stockholder elects to have Parent defend, contest, negotiate, or settle any such claim or demand, then Parent will have the right to contest and/or settle any such claim or demand and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts; provided, however, that Parent will not settle, compromise, or offer to settle or compromise any such claim or demand without the prior written consent (which may include a general or limited consent) of the Stockholder, which consent will not be unreasonably withheld. If the Stockholder fails to give written notice to Parent of his intention to contest or settle any such claim or demand within twenty (20) calendar days after Parent has notified the Stockholder that any such claim or demand has been made in writing, or if any such notice is given but any such claim or demand is not contested by the Stockholder within a reasonable time thereafter, Parent will have the right to contest and/or settle any such claim or demand in its sole discretion and seek indemnification pursuant to this Article VIII as to any Indemnifiable Amounts, subject to the provisions of this Section 8.2.
                                  -----------

     8.3  Escrow Agreement.  Parent will first seek reimbursement of any
          ----------------
Indemnifiable Amounts pursuant to the provisions of the Escrow Agreement, but may seek indemnification hereunder with respect to any deficiency in any Indemnifiable Amounts not satisfied by the property held pursuant to the Escrow Agreement or after the termination of the Escrow Agreement.

     8.4  Binding Effect.  The indemnification obligations contained in this
          --------------
Article VIII are an integral part of this Agreement and the Merger in the absence of which neither Parent nor Stockholder would not have entered into this Agreement.

     8.5  Time Limit.  The representations, warranties, covenants and
          ----------
agreements of the parties hereunder as set forth in this Agreement will survive the Closing and the consummation of the transactions contemplated by this Agreement, but any claims with respect thereto (including indemnification claims under this Article VIII) may be made only on or before the second anniversary of the date of this Agreement; provided, however, that claims relating to Tax matters or ERISA matters may be made on or before the expiration of the applicable Tax statute of limitations.

                                  ARTICLE IX

                                 MISCELLANEOUS


     9.1  Entire Agreement.  This Agreement, including the exhibits, schedules
          ----------------
and other agreements delivered pursuant to this Agreement contain all of the terms and conditions agreed upon by the parties relating to the subject matter of this Agreement and supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, whether oral or written, respecting that subject matter.

     9.2  Governing Law; Consent to Jurisdiction.  The Merger will be governed
          --------------------------------------
by the DGCL to the extent applicable, and all other aspects of this Agreement will be governed by the internal laws of the State of New York. Legal proceedings relating to this Agreement, the agreements executed in connection with this Agreement or the transactions contemplated hereby or thereby may be commenced only in the state or federal courts in New York, New York. Each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. The foregoing provisions will not be construed to preclude any party from bringing a counter-claim in any action or proceeding properly commenced in accordance with the foregoing provisions. Process in any such action or proceeding may be served on any party anywhere in the world. Notwithstanding the foregoing, any dispute relating to a claim under the Escrow Agreement will be resolved in accordance with the arbitration provisions of the Escrow Agreement.

     9.3  Notices.  All notices, requests, demands or other communications
          -------
which are required or may be given pursuant to the terms of this Agreement will be in writing and will be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, (iii) upon the date scheduled for delivery after such notice is sent by a nationally recognized overnight express courier or (iv) by fax upon written confirmation (including the automatic confirmation that is received from the recipient's fax machine) of receipt by the recipient of such notice:

     If to Parent:            Greenwich Technology Partners, Inc.
     -------------
                              123 Main Street
                              White Plains, New York  10601
                              Attention: Chief Executive Officer

                              With copies to:
                              ---------------
                              Testa, Hurwitz & Thibeault, LLP
                              125 High Street
                              Boston, Massachusetts 02110
                              Attention: Kevin M. Barry, Esq.
                              Fax No.: (617) 248-7100


     If to Navigator:         Navigator Technologies, Inc.
     ----------------
                              628 Route 10 West
                              Suite 3
                              Whippany, NJ 07981
                              Attention:  Chief Executive Officer

                              With a copy to:
                              ---------------
                              Dunn Lambert, LLC
                              Mack Centre IV
                              61 S Paramus Road
                              Paramus, NJ 07652
                              Attention:  Richard J. Lambert, Esq.
                              Fax No.: (201) 291-0140

     If to the Stockholder:   Michael Waresk
     ---------------------
                              29 Woodland Road
                              Madison, NJ 07940

                              With copies to:
                              ---------------
                              Dunn Lambert, LLC
                              (address above)

     Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.3.
                                     -----------

     9.4  Severability.  If any provision of this Agreement is held to be
          ------------
unenforceable for any reason, it will be modified rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible. In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent.

     9.5  Counterparts.  This Agreement may be executed in two or more
          ------------
partially or fully executed counterparts each of which will be deemed an original and will bind the signatory, but all of which together will constitute but one and the same instrument.

     9.6  Amendment.  This Agreement may not be amended except by an
          ---------
instrument in writing executed by Navigator, Stockholder and Parent.

     9.7  Interpretation.  When a reference is made in this Agreement to
          --------------
Sections, Exhibits or Schedules, such reference will be to a Section, Exhibit or Schedule to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein will be deemed in each case to be followed by the words "without limitation." The table of contents, and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     9.8  Transfer, Sales, Documentary, Stamp and Other Similar Taxes.  Any
          -----------------------------------------------------------
and all transfer, sales, documentary, stamp and other similar Taxes imposed in connection with the transactions contemplated by this Agreement will be paid by the Stockholder with respect to which such Tax relates.


        (The remainder of this page has been left blank intentionally.)

                               Signature Page to
                Agreement and Plan of Merger and Reorganization


     IN WITNESS WHEREOF, Parent, Navigator and the Stockholder have executed this Agreement as of the date first written above.


                                           GREENWICH TECHNOLOGY
                                           PARTNERS, INC.

                                           By: /s/Joseph Beninati
                                               -------------------------
                                               Joseph Beninati
                                               President and Chief Executive
                                               Officer


                                           NAVIGATOR TECHNOLOGIES,
                                           INC.

                                           By: /s/Michael Waresk
                                               -------------------------
                                               Michael Waresk, President


                                           THE STOCKHOLDER:


                                           /s/Michael Waresk
                                           -----------------------------
                                           Michael Waresk